Exhibit 99.B(d)(102)

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Tradewinds Global Investors, LLC

As of September 28, 2010, as amended December 5, 2012

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

International Equity Fund

[REDACTED]

SEI Investments Management Corporation	Tradewinds Global Investors, LLC

By:	By:

/s/ Stephen Beinhacker	/s/ Darcy A. Gratz

Name:	Name:

Stephen Beinhacker	Darcy A. Gratz

Title:	Title:

Vice President	Vice President